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EXHIBIT 8.1



                                November 29, 1999



Zions Co-operative Mercantile Institution
2200 South 900 West
Salt Lake City, Utah   84119

      RE: MERGER OF MS ACQUISITION, INC. WITH AND INTO ZCMI

Ladies and Gentlemen:

      We have acted as counsel to Zions Co-operative Mercantile Institution, a Utah corporation ("ZCMI"), in connection with the proposed merger of MS Acquisition, Inc. ("ACQUISITION"), a Utah corporation and a wholly owned subsidiary of The May Department Stores Company, a Delaware corporation ("MAY"), with and into ZCMI, and related transactions (the "MERGER") pursuant to the terms of the Agreement and Plan of Merger dated as of October 14, 1999 (the "PLAN OF MERGER") by and among ZCMI, May and Acquisition. We have been engaged by ZCMI to render our opinion with respect to certain United States federal income tax consequences arising at the Effective Time of the Merger. Unless otherwise defined in this letter, all capitalized terms have the same meanings as set forth in the Plan of Merger.

      In connection with the Plan of Merger, as of October 14, 1999 May entered into an Amended and Restated Shareowner Agreement (the "SHAREOWNER AGREEMENT") with ZCMI Reserve Trust, an irrevocable charitable trust organized under the laws of the State of Utah ("ZRT"), under which ZRT acquired certain rights of ZCMI relating to the "ZCMI" trade name and trademark and the use thereof, and May agreed, on behalf of ZCMI, to certain limitations on operation of the ZCMI's Salt Lake City downtown and other stores on Sunday (the "ZCMI RIGHTS AND COVENANTS"). We are advised that in exchange for the ZCMI Rights and Covenants, ZCMI's lease with an affiliate of ZRT for the ZCMI headquarters and service center will be amended to provide ZCMI with an option to purchase the headquarters and service center and certain adjoining land for $2.5 million (the "Service Center Option") in accordance with a letter agreement (the "LETTER AGREEMENT") dated October 14, 1999 between The Church of Jesus Christ of Latter-day Saints and May.

      In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of
(a) the Plan of Merger, (b) the agreements between May and certain ZCMI stockholders, including the Shareowner Agreement, (c) the Letter Agreement, (d) a certificate of the chief financial officer of ZCMI addressed to us of even date herewith (the "ZCMI CERTIFICATE"), (e) a certificate of an executive vice-president of May and a vice-president of Acquisition addressed to us of even date herewith (the "MAY CERTIFICATE"), (f) a certificate of a trustee of ZRT addressed to us of even date herewith (the "ZRT CERTIFICATE") (the ZCMI Certificate, the May Certificate and the ZRT Certificate are sometimes collectively referred to herein as the "CERTIFICATES"), (g) the Registration Statement on Form S-4 of May to be filed with the Securities and Exchange Commission (the "REGISTRATION STATEMENT"), and (h) such other documents as we have deemed necessary or appropriate in order to enable us to render the opinions below. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authority of all persons signing documents, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies. In rendering the opinions set forth below, we have relied upon certain statements, representations and covenants of ZCMI, May and Acquisition contained in the Plan of Merger, the ZCMI Certificate, the May Certificate or the Registration Statement, and the statements and representations made by ZRT in the ZRT Certificate. We have made no independent investigation with regard to such statements, representations or covenants. We assume that all such statements and representations are, and will be at the Effective Time, true and complete, but we express no opinion as to their accuracy or completeness. To the extent any such statement or representation is made based on the knowledge of the person making the statement or representation, we have assumed that the statement or representation is true notwithstanding such knowledge qualifier. To the extent any such statement or representation is expressed as an intention with respect to future conduct, we have also assumed that the statement or representation accurately describes the future conduct. We assume that no actions will be taken that are inconsistent with such statements, representations and covenants and that the transactions
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Zions Co-operative Mercantile Institution
November 29, 1999
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described in the Plan of Merger, the Registration Statement, the Shareowner
Agreement and the Letter Agreement (with the Shareowner Agreement and the Letter Agreement interpreted as clarified by the representations of the Certificates) will be carried out in accordance with their terms.

      Our opinion is based on the Internal Revenue Code of 1986, as amended ("Code"), and Treasury Regulations promulgated thereunder, administrative pronouncements by the Internal Revenue Service (the "Service"), judicial decisions, and such other legal authorities as we have deemed necessary or appropriate for purposes of our opinion, as each exists as of the date of this letter. Existing laws may be changed by legislation or promulgation of regulations or may be interpreted differently than they are at present by courts or by the Service, and such changes may alter the conclusions reached in this letter.

      Based upon the foregoing and subject to the analysis, conditions and limitations set forth in this letter, and assuming that May acquires in the Merger at least 80 percent of the outstanding ZCMI common stock in exchange for May voting common stock, in our opinion:

      (1) The Merger will qualify as a "reorganization" within the meaning of
Section 368(a) of the Code.

      (2) Except as provided below, holders of ZCMI stock (a) will not recognize gain or loss for federal income tax purposes as a result of the exchange of their shares of ZCMI common stock for May common stock in the Merger, except with respect to cash received instead of a fractional share of May common stock, as discussed below, and (b) have a tax basis in the May common stock received in the Merger equal to the tax basis of the ZCMI common stock surrendered in the Merger less any tax basis of the ZCMI common stock surrendered that is allocable to a fractional share of May common stock for which cash is received.

      (3) A ZCMI stockholder's holding period with respect to the May common stock received in the Merger will include the holding period of the ZCMI common stock surrendered in the Merger, assuming the stockholder holds the shares of ZCMI common stock as a capital asset on the date of the exchange.

      (4) To the extent that a holder of shares of ZCMI common stock receives cash instead of a fractional share of May common stock, the holder will recognize gain or loss for federal income tax purposes, measured by the difference between the amount of cash received and the portion of the tax basis of the holder's shares of ZCMI stock allocable to such fractional share of May common stock. Assuming the stockholder holds the shares of ZCMI common stock as a capital asset on the date of the exchange, the gain or loss will be a capital gain or loss and will be a long-term capital gain or loss if the share of ZCMI common stock exchanged for the fractional share of May common stock was held for more than one year at the Effective Time.

      (5) A holder of shares of ZCMI common stock who dissents from the Merger and who receives cash in exchange for the ZCMI common stock held by the holder will generally recognize gain or loss for federal income tax purposes, measured by the difference between the amount of cash received and the tax basis of the holder's shares of ZCMI common stock. There may, however, be circumstances peculiar to a dissenting stockholder that could cause the cash received to be treated as a distribution of property to which Section 301 of the Code applies.

      (6) None of May, ZCMI or Acquisition will recognize gain or loss for federal income tax purposes with respect to the Merger. However, ZCMI may recognize income or gain in connection with the receipt by ZCMI of the rights to the Service Center Option in accordance with the Letter Agreement.

      In order for the Merger to have the tax consequences described above, ZCMI must after the Merger hold "substantially all" of its assets held before the Merger. Code Section 368(a)(2)(E). Any assets transferred to ZRT under the Shareowner Agreement likely will be considered assets held by ZCMI before the Merger that will not be held by ZCMI following the Merger. We have concluded, however, that the "substantially all" requirement will be satisfied in the Merger for the following reasons.

      In an early ruling, the Service observed that whether a transaction satisfies the "substantially all" test is to be determined by an examination of all of the facts and circumstances. Revenue Ruling 57-518, 1957-2 C.B. 253. In that ruling involving the sale of the assets of a target corporation, the Service focused on the nature of the properties retained by the target corporation and the purpose for the retention, finding that the small amount of assets retained were not held for purposes of engaging in business or for distribution to shareholders. For purposes of issuing advance rulings on a transaction, the Service has stated that the "substantially all" requirement is satisfied if assets of the target acquired in the transaction represent 90 percent of the fair market value of the net assets and 70 percent of the fair market value of the gross assets of the target corporation, although this is not a rule of substantive law and the Service has stated this ruling standard is not intended to set the minimum for satisfying the "substantially all" requirement. Revenue Procedure 77-37, 1977-2 C.B. 568.
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Zions Co-operative Mercantile Institution
November 29, 1999
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      The Service recognized in Revenue Ruling 88-48, 1988-1 C.B. 117, which involved the pre-acquisition sale of 50 percent of the historic business assets of the target corporation, that a pre-reorganization sale by the target corporation does not impact the calculation of the "substantially all" test so long as the proceeds of the sale are included in the subsequent acquisition and are not distributed to shareholders. The Service concluded that the transaction was not divisive in part because the buyer of the historic business assets was an unrelated purchaser, and therefore the shareholders of the target corporation retained no continuing interest in those historic business assets. We are not aware of any judicial or administrative authority that has expressly considered application of the substituted asset principle enunciated in Revenue Ruling 88-48 to an acquisition of target assets for value by a target shareholder. A recent field service advisory of the Service considered a purported Code Section 368(a)(2)(E) merger that involved a post-merger sale of one of the target's business divisions to a pre-merger target shareholder for cash and a note. FSA 199945006 (July 23, 1999). The Service in that advisory concluded that the merger did not meet the "substantially all" test. In reaching that conclusion, the Service appears to have concluded that the assets sold to the former target shareholder were excluded from the target's post-merger assets for purposes of the "substantially all" test without any apparent consideration of the substituted asset principle of Revenue Ruling 88-48.

      While the Merger involves a transfer of certain rights to ZRT, a ZCMI stockholder, the transaction does not appear to be an attempt to circumvent the statutory requirements for a tax-free division of a business. According to the transaction documents and the representations of ZRT, ZCMI and May to us, (1) the aggregate value of the ZCMI Rights and Covenants does not appear to exceed 16 percent of the pre-Merger value of the net assets of ZCMI, (2) ZRT will acquire the ZCMI Rights and Covenants solely for rights to the Service Center Option under the Letter Agreement in an arms length transaction, (3) any property transferred to ZCMI in accordance with the Letter Agreement will remain in ZCMI to be used in the operation of its business and will not be distributed to stockholders, (4) the covenants being made on behalf of ZCMI regarding the operation of the business of ZCMI on Sunday are consistent with the long-standing practice of ZCMI, (5) acquisition of the ZCMI Rights and Covenants were negotiated by ZRT solely for religious and historical purposes that are unrelated to its position as a stockholder of ZCMI and (6) ZRT is restricted under the Shareowner Agreement from using the ZCMI name for any commercial or business purpose.

      We believe the policy concerns about a divisive transaction expressed in Revenue Ruling 88-48 are not raised by the Merger. Based upon the nature and value of the ZCMI Rights and Covenants, the nature and value of the consideration paid for those rights, and the purposes for which ZRT negotiated for those rights and covenants, we believe the acquisition of the ZCMI Rights and Covenants should not prevent the Merger from satisfying the "substantially all" requirement.

      In order for the Merger to have the tax consequences described above, May must acquire at least 80 percent of the outstanding ZCMI common stock for May voting stock in the Merger. ZCMI common stock acquired for cash with funds of May, including the restricted stock to be acquired for cash under the Plan of Merger and the stock acquired for cash as a result of the exercise of dissenters rights by holders of ZCMI common stock, will be treated as ZCMI common stock acquired by May for cash. If May were to acquire less than 80 percent of the outstanding ZCMI common stock for May voting stock, the Merger would not qualify as a reorganization within the meaning of Section 368(a) of the Code, and, among other consequences, holders of ZCMI common stock who receive May common stock in the Merger would be treated for federal income tax purposes as if they had sold their ZCMI common stock for cash in an amount equal to the value of the May common stock received.

      Our opinion does not address all aspects of United States federal income taxation that may be relevant to a ZCMI stockholder in light of the stockholder's particular circumstances or to those ZCMI stockholders subject to special rules, such as stockholders who are not citizens or residents of the United States or organized under the laws of the United States, financial institutions, tax-exempt organizations, insurance companies, brokers or dealers in securities, traders in securities electing mark to market, stockholders who acquired their ZCMI stock pursuant to the exercise of options or similar derivative securities or otherwise as compensation or stockholders who hold their ZCMI stock pursuant to a tax-qualified retirement plan or as part of a straddle, hedge or conversion transaction.

      Our opinion is limited to the federal income tax matters addressed, and no opinion is rendered with respect to any other issue, including any other tax aspects of the Merger or of the acquisition of the ZCMI Rights and Covenants by ZRT under the Shareowners Agreement for the properties to be received by ZCMI in accordance with the Letter Agreement. We express no opinion with respect to the tax consequences of any May common stock received other than in exchange for ZCMI stock or with respect to any state, local or foreign tax consequences of the Merger. In addition, our conclusions are based on federal income tax law currently in effect, which is subject to change on a


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Zions Co-operative Mercantile Institution
November 29, 1999
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prospective or retroactive basis. If any assumption or representation described above or contained in the Plan of Merger or the Certificates is not true, correct and complete, or in the event of a change in law adversely affecting the conclusions reached in this letter, our opinion will be void and of no force or effect. You should be aware that although this letter represents our best judgment concerning the matter specifically discussed, it is not binding on the courts or on any administrative agency, including the Service and a court or agency may hold or act to the contrary. We undertake no obligation to update this letter or our opinion at any time. Our opinion is provided to you as a legal opinion only, and not as a guaranty or warranty, and is limited to the specific transactions, documents and matters described above. No opinion may be implied or inferred beyond that which is expressly stated in this letter.

      This opinion is furnished solely for the benefit of ZCMI in connection with the Plan of Merger and may not be filed with or furnished to any individual, entity, association, agency or other person and may not be quoted or referred to, orally or in writing, in whole or in part, without our prior written consent.

      We consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the references to our firm name therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

                                 Very truly yours,

                                 STOEL RIVES LLP